Exhibit 99.4

UNAUDITED PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollars in millions)	Pro Forma Year Ended December 31,
2015
Earnings Available for Fixed Charges:
Income before income taxes	$287
Equity in earnings of affiliates	(3)

Total earnings	284

Fixed charges:
Interest expense(1)	504
Portion of rent determined to be interest(2)	85

$873

Fixed Charges:
Interest expensed and capitalized	$505
Portion of rent determined to be interest(2)	85

$590

Pro Forma Ratio of Earnings to Fixed Charges	1.48

(1)	Excludes interest capitalized during the year.
(2)	A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.